UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 30, 2023

BRIDGFORD FOODS CORPORATION

(Exact name of registrant as specified in its charter)

California	000-02396	95-1778176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1707 S. Good-Latimer Expressway, Dallas TX	75226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 428-1535

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock	BRID	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On November 30, 2023, Bridgford Foods Corporation (the “Company”) entered into a fifth amendment to the credit agreement with Wells Fargo Bank, N.A. dated March 1, 2018, as amended, and also executed a revolving line of credit note pursuant to the amendment. The revolving line of credit note replaces the existing note that expired by its terms in August 2023. Under the terms of this amendment and the revolving line of credit note, the Company may borrow up to $7,500,000 from time to time up to November 30, 2024, at an interest rate equal to (a) the daily simple secured overnight financing rate plus 2.0%, or if unavailable, (b) the prime rate, in each case as determined by the bank. The line of credit has an unused commitment fee of 0.35% of the available loan amount, payable on a quarterly basis. Amounts may be repaid and reborrowed during the term of the note. Accrued interest is payable on the first day of each month and the outstanding principal balance and remaining interest are due and payable on November 30, 2024. The line of credit contains various covenants, the more significant of which requires the Company to maintain a ratio of total liabilities to tangible net worth not greater than 2.00 to 1.00, a minimum quick ratio not less than 1.25 to 1.00, and a fixed charge coverage ratio not less than 1.25 to 1.00, in each instance measured as of the end of a fiscal quarter.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGFORD FOODS CORPORATION

December 6, 2023	By:	/s/ Cindy Matthews-Morales
Cindy Matthews-Morales
Principal Financial Officer